______________, 1999



Board of Directors
Biomet, Inc.
Airport Industrial Park
P.O. Box 587
Warsaw, Indiana 46580


Ladies and Gentlemen:

     We have acted as counsel to Biomet, Inc., an Indiana corporation ("Biomet"), in connection with the proposed exchange of Biomet Common Shares for shares of Implant Innovations International Corporation ("Parent"), a Delaware corporation, pursuant to the Agreement and Plan of Merger by and among Biomet, Palm Acquisition Corp., an Indiana corporation ("Acquisition"), Parent, Implant Innovations, Inc., a Florida corporation ("3i"), and the Control Shareholders, dated as of August 28, 1999 (the "Agreement"), and the documents executed and delivered in connection therewith (collectively with the Agreement, the "Transaction Documents"). Pursuant to the Agreement, the holders of Parent Stock will exchange Parent Stock solely for Biomet Common Shares (the "Share Exchange"). Our opinions hereinafter set forth are given pursuant to Section
8.13 of the Agreement. Terms which are not defined herein and are used with initial capitalization when the rules of grammar would not otherwise so require and which are defined in the Transaction Documents shall have the meanings assigned to such terms in the Transaction Documents.

Representations of the Facts

     In connection with our opinions hereinafter set forth, the parties to the Agreement have represented to us and advised us of the following facts:

     Parent's capital structure consists solely of Parent Stock. No one owns any stock of the Parent other than the owners of Parent Stock identified in the Agreement or who held options or warrants to purchase Parent Stock as identified in the Agreement. As of the Closing, there are no outstanding options or warrants to purchase stock of the Parent or outstanding securities or other instruments convertible into stock of the Parent or which constitute equity under general principles of federal tax law, and no options, warrants, securities, instruments or rights of any kind have been or will be issued in contemplation of the Share Exchange. No such options have been cancelled in contemplation of the Share Exchange except for options identified in the Agreement which were not exercised.

     There have been and will be no distributions to any of the Parent shareholders with respect to their stock of Parent in contemplation of the Share Exchange, and no stock of Parent has been or will be sold, redeemed or otherwise disposed of in contemplation of the Share Exchange.

     On the Closing Date, all of the outstanding Parent Stock will be exchanged for Biomet Common Shares as determined in accordance with the Agreement, rounded to the nearest whole share. Any fraction of a Biomet Common Share resulting from the calculations provided in the Agreement shall be paid in cash at the Conversion Price as defined in the Agreement. Other than Biomet Common Shares and cash paid in lieu of the issuance of fractional Biomet Common Shares, there will be no cash or other property exchanged in the Share Exchange.

Scope of Investigation

     In connection with our opinions hereinafter set forth, we have investigated such questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined the following documents:

     1.   The Transaction Documents;

     2. The Certificate executed by Biomet and Acquisition of even date herewith and delivered by Biomet and Acquisition to us (the "Biomet Certificate"); and

     3.   The  Certificate  executed by Parent and the Control  Shareholders  of
          even  date   herewith   and   delivered  by  Parent  and  the  Control
          Shareholders to us (the "Parent Certificate").

     As to questions of fact material to our opinion, we have relied exclusively, without independent investigation, upon the statements and representations of Biomet, Acquisition, Parent, and the Control Shareholders, and our opinions are limited by the facts and circumstances as represented to and understood by us.

Additional Assumptions and Representations

     For purposes of our opinions hereinafter set forth, we have assumed and you have represented that: (l) all of the terms of the Share Exchange are contained in the Transaction Documents, and the Share Exchange will be consummated in accordance with the terms, conditions and other provisions of the Transaction Documents; and (2) all of the factual information, descriptions, representations, and assumptions set forth in the "Representations of the Facts" as previously set forth in this document, the Transaction Documents and the certificates identified above are accurate and complete in all respects as of the Closing Date.

     In our examinations, we have assumed the genuineness of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. In addition, we have assumed: (l) the genuineness of all signatures; (2) the legal capacity of all natural persons and the power and authority of all parties to execute and deliver such documents;
(3) the due authorization, execution and delivery of the documents by all parties thereto; and (4) that the documents are legal, valid and binding as against all parties. We have also assumed that the certificates identified above were executed and delivered in good faith by Biomet, Acquisition, Parent and the Control Shareholders.

     You have represented and we have assumed the following with your permission without independent investigation:

     1. The fair market value of the Biomet Common Shares and other consideration received by each holder of Parent Stock will be approximately equal to the fair market value of the Parent Stock surrendered in exchange therefor.

     2. Acquisition will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Parent immediately prior to the transaction. For purposes of this representation, amounts paid by Parent to dissenters, amounts paid by Parent to holders of Parent Stock who receive cash or other property, Parent assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Parent immediately preceding the transfer, will be included as assets of Parent held immediately prior to the transaction.

     3. Prior to the transaction, Biomet will be in control of Acquisition within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

     4. Following the transaction, Acquisition will not issue additional shares of its stock that would result in Biomet losing control of Acquisition within the meaning of Code Section 368(c).

     5. Neither Biomet, Acquisition nor any persons or entities related to Biomet within the meaning of Treasury Regulationss.1.368-1(e)(3) has any plan or intention to reacquire any of its Common Shares issued in the transaction. Furthermore, there is no plan or intention by Biomet, Acquisition or any persons or entities related to Biomet within the meaning of Treasury Regulationss. 1.368-1(e)(3) to acquire from any holders of Parent Stock any Parent Stock prior to the reorganization for consideration other than Biomet Common Shares. In addition, Parent has no plan or intention to redeem any shares of Parent Stock or to make any distributions with respect to any shares of Parent Stock prior to or in connection with the reorganization within the meaning of Temporary Treasury Regulationss.1.368-1T(e). No third party is acting as an agent for or on behalf of Biomet or Acquisition to purchase Parent Stock, nor is Biomet or Acquisition a party to any agreement with a third party to purchase Parent Stock.

     6. Biomet has no plan or intention to liquidate Acquisition; to merge Acquisition with and into another corporation; to sell or otherwise dispose of the stock of Acquisition; or to cause Acquisition to sell or otherwise dispose of any of the assets of Parent acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Code Section 368(a)(2)(C) or Treasury Regulation ss. 1.368-1(d)(4)(iii).

     7. Following the transaction, Acquisition will continue the historic business of Parent or use a significant portion of Parent's business assets in a business.

     8. The liabilities of Parent assumed by Acquisition and the liabilities to which the transferred assets of Parent are subject were incurred by Parent in the ordinary course of business.

     9. Biomet, Acquisition, Parent and the holders of Parent Stock will pay their respective expenses, if any, incurred in connection with the transaction.

     10. There is no intercorporate indebtedness existing between Biomet and Parent or between Acquisition and Parent that was issued, acquired, or will be settled at a discount.

     11. Neither Biomet, Acquisition nor Parent is an investment company as defined in Code Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).

     12. Neither Biomet, Acquisition nor Parent is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

     13. The fair market value of the assets of Parent transferred to Acquisition will equal or exceed the sum of the liabilities assumed by Acquisition, plus the amount of liabilities, if any, to which the transferred assets are subject.

     14.  No stock of Acquisition will be issued in the transaction.

     15. The payment of cash in lieu of fractional Biomet Common Shares is solely for the purpose of avoiding the expense and inconvenience to Biomet of issuing fractional Biomet Common Shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the holders of Parent Stock instead of issuing fractional Biomet Common Shares will not exceed one percent of the total consideration that will be issued in the transaction to the holders of Parent Stock in exchange for their shares of Parent Stock. The fractional share interests of each holder of Parent Stock will be aggregated, and no holder of Parent Stock will receive cash in an amount equal to or greater than the value of one full Biomet Common Share.

     16. None of the compensation received by any shareholder-employees of Parent will be separate consideration for, or allocable to, any of their shares of Parent Stock; none of the Biomet Common Shares received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     17. Biomet will pay or assume only those expenses of Parent that are solely and directly related to the transaction in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

     18. To the extent that a portion of the Biomet Common Shares issued in exchange for Parent Stock will be placed in escrow by the holders of Parent Stock and will be made subject to a condition pursuant to the Agreement and the Escrow Agreement, for possible return to Biomet under specified conditions: (1) there is a valid business reason for establishing the arrangement; (2) the Biomet Common Shares subject to such arrangement will appear as issued and outstanding on the balance sheet of Biomet and such Biomet Common Shares will be legally outstanding under applicable state law; (3) all dividends paid on such Biomet Common Shares will be distributed currently to the holders of Parent Stock and contributed by such holders to the escrow; (4) all voting rights of such Biomet Common Shares will be exercisable by or on behalf of the holders of Parent Stock or their authorized agent;
          (5) no such Biomet Common Shares will be subject to restrictions requiring their return to Biomet because of death, failure to continue employment, or similar restrictions; (6) all such Biomet Common Shares will be released from the arrangement within 5 years from the date of consummation of the transaction (except where there is a bona fide dispute as to whom the Biomet Common Shares should be released); (7) at least 50 percent of the number of Biomet Common Shares issued initially to the holders of Parent Stock will not be subject to the arrangement; (8) the return of such Biomet Common Shares will not be triggered by an event the occurrence or nonoccurrence of which is within the control of the holders of Parent Stock; (9) the return of Biomet Common Shares will not be triggered by the payment of additional tax or reduction in tax paid as a result of an Internal Revenue Service audit of the holders of Parent Stock or the corporations either (a) with respect to the Merger in which the escrowed Biomet Common Shares will be issued, or (b) when the Merger in which the escrowed Biomet Common Shares will be issued involves persons related within the meaning of Section 267(c)(4) of the Code; and (10) the mechanism for the calculation of the number of Biomet Common Shares to be returned is objective and will be readily ascertainable.

Opinion

     Based upon and subject to the foregoing, and subject to the qualifications, limitations and assumptions set forth in this letter, we are of the opinion that:

     (a) The Share Exchange will constitute a reorganization within the meaning of Code Sections 368(a)(1)(A) and 368(a)(2)(D), in which Biomet, Acquisition and Parent will each be a "party to a reorganization" within the meaning of Code Section 368(b).

     (b) No gain or loss will be recognized by Biomet pursuant to the Share Exchange. Code Section 354(a)(1).

     (c) No gain or loss will be recognized by Acquisition pursuant to the Share Exchange. Code Section 354(a)(1).

     The opinions set forth in this letter are limited to the foregoing United States federal income tax consequences of the Share Exchange and are based solely on, and are limited to, the federal income tax laws of the United States of America. We express no opinion as to any other federal laws, or any foreign, state or local laws, and we express no opinion as to any federal, state or other tax consequences of any other aspects of the Share Exchange.

     The opinions expressed in this letter speak as to the documents, facts and the law in existence as of the date hereof and at no time subsequent hereto. No opinion is expressed in this letter concerning the tax treatment of the Share Exchange under other provisions of the Code and regulations adopted thereunder or under foreign, state or local law, or as to the tax treatment of any conditions existing at the time of, or the effects resulting from, the Share Exchange that are not specifically covered above.

     We assume no obligation to update our opinions for any deletions, additions or modifications to any laws applicable to the Share Exchange subsequent to the date hereof. The opinions expressed herein are matters of professional judgment and are not a guarantee of results.

     The opinions expressed in this letter are solely for the benefit of the addressee hereof in connection with the transactions provided for in, or contemplated by, the Transaction Documents. The opinions expressed in this letter may not be used for any other purpose or otherwise distributed or relied upon by any person. Except for reproductions for inclusion in transcripts of the documentation relating to the Transaction Documents, this opinion may not be quoted or reproduced, in whole or in part, in any other document without our prior written consent.



                                                     Very truly yours,